FOR IMMEDIATE RELEASE                                                                                    FOR MORE INFORMATION:
        Todd Kanipe
                           Chief Executive Officer
                                                                                                                                   (270) 393-0700

Citizens First Corporation announces response
 to unsolicited action by Porter Bancorp

Bowling Green, KY, October 16, 2009 (PR Newswire)—Citizens First Corporation expressed surprise today that Porter Bancorp Inc. (NASDAQ:  PBIB) announced that it had acquired Options to Purchase 15.8% of the Common Shares of Citizens First Corporation (NASDAQ: CZFC). Citizens First wants to assure shareholders that it was not involved in this action and first learned of it in Porter Bancorp’s press release. “We can only view this announcement as a hostile action by Porter Bancorp”, commented Jack Sheidler, Citizens First Chairman.

Todd Kanipe, Citizens First President and CEO stated “Citizens First was organized 10 years ago as a local bank to serve Warren County and its surrounding communities. We remain true to this mission but recognize that today’s environment requires that we aggressively examine every aspect of our business.  Over the past sixty days management has undertaken a complete reevaluation of bank operations and the board of directors has approved a series of steps designed to improve future performance and enhance shareholder value. These steps will be described as previously planned in our regularly scheduled press release on Tuesday October 20, 2009.”

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.